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                                                                    Exhibit 99.1


                Wabtec Announces Settlement Of GE Harris Lawsuit

WILMERDING, Pa., Nov. 10, 2000 -- Wabtec Corporation (NYSE: WAB) today announced that it has settled a lawsuit filed in February 1999 by GE Harris, an affiliate of General Electric Transportation Systems (GETS). Wabtec settled the suit, which alleged patent infringement and other claims, for $2 million worth of free products this year. In addition, Wabtec will pay $7 million for the future use of intellectual property patented by GE Harris.

 "After nearly two years of litigation, we were anxious to put this matter behind us and get on with the business of serving GETS, which has been a major customer of ours for many years," said William E. Kassling, chairman and chief executive officer of Wabtec. "In addition, we believe that the intellectual property rights that we are purchasing from GE Harris will improve the marketability of our own railroad electronics products."

Wabtec companies provide GETS with original equipment components for new locomotives, as well as aftermarket services such as locomotive overhauls.

"Wabtec has been an important, high-quality supplier, and we look forward to continuing our long-standing relationship," said John Krenicki Jr., president of GETS.

Wabtec Corporation (www.wabtec.com) is North America's largest provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a full range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new locomotives up to 4,000 horsepower and provides aftermarket services, including locomotive and freight car fleet maintenance. Wabtec's mission is to help its customers achieve higher levels of quality, safety and productivity so they can compete more effectively. The company has facilities located throughout the world.